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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                           Jupiter Media Metrix, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    48206U104
                         -------------------------------
                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

               Check the following box to designate the rule pursuant to which the Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
  IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.



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
CUSIP NO. 48206U104
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
      1.  Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          The NPD Group, Inc. (113374729)
          ---------------------------------------------------------------------------------------------
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      2.  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              -----------------------------------------------------------------------------------------
          (b) X
              -----------------------------------------------------------------------------------------
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      3.  SEC Use only
                      ---------------------------------------------------------------------------------
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      4.  Citizenship or Place of Organization       New York
                                              ---------------------------------------------------------
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Number of       5.  Sole Voting Power    4,090,674
Shares                                 -----------------------------------------------------------------
Beneficially    ----------------------------------------------------------------------------------------
Owned by        6.  Shared Voting Power     0
Each                                      --------------------------------------------------------------
Reporting       ----------------------------------------------------------------------------------------
Person With     7.  Sole Dispositive Power  4,090,674
                                           -------------------------------------------------------------
                ----------------------------------------------------------------------------------------

                8.  Shared Dispositive Power    0
                                            ------------------------------------------------------------
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      9. Aggregate Amount Beneficially Owned by Each Reporting Person      4,090,674
                                                                        --------------------------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                           -----------------------------------------------------------------------------

     11. Percent of Class Represented by Amount in Row (9)    11.7
                                                           --------------------------------------------
-------------------------------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions): CO

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

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
CUSIP NO. 48206U104

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      1.  Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          Tod Johnson
          ---------------------------------------------------------------------------
-------------------------------------------------------------------------------------
      2.  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
              -----------------------------------------------------------------------
          (b) X
              -----------------------------------------------------------------------
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      3.  SEC Use only
                      ---------------------------------------------------------------
-------------------------------------------------------------------------------------
      4.  Citizenship or Place of Organization       United States
                                              ---------------------------------------
-------------------------------------------------------------------------------------
Number of       5.  Sole Voting Power    4,090,674
Shares                                 ----------------------------------------------
Beneficially    ---------------------------------------------------------------------
Owned by        6.  Shared Voting Power     0
Each                                      -------------------------------------------
Reporting       ---------------------------------------------------------------------
Person With     7.  Sole Dispositive Power  4,090,674
                                           ------------------------------------------
                ---------------------------------------------------------------------
                8.  Shared Dispositive Power    0
                                            -----------------------------------------
-------------------------------------------------------------------------------------
      9. Aggregate Amount Beneficially Owned by Each Reporting Person      4,090,674
                                                                        -------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                           ----------------------------------------------------------

     11. Percent of Class Represented by Amount in Row (9) 11.7
                                                           --------------------------
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     12.  Type of Reporting Person (See Instructions): IN
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

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ITEM 1.

    (a)  Name of Issuer

         Jupiter Media Metrix, Inc.

    (b)  Address of Issuer's Principal Executive Offices

         21 Astor Place, 6th Floor
         New York, New York 10003

ITEM 2.

    (a) - (c)  Name, Address of Principal Business Offices, and Place of
               Organization of Person Filing

               The NPD Group, Inc.:

               The NPD Group, Inc.
               900 West Shore road
               Port Washington, New York 11050
               Organized:  New York

               Tod Johnson:

               c/o Jupiter Media Metrix, Inc.
               21 Astor Place, 6th Floor
               New York, New York 10003
               Citizenship:  USA

    (d)  Title of Class of Securities

         Common Stock

    (e)  CUSIP Number

         48206U104


ITEM 3. IDENTITY OF REPORTING PERSON


        N/A


ITEM 4. OWNERSHIP

        The information in items 1 and 5 through 11 on each cover page of this
Schedule 13G is hereby incorporated by reference.


        The NPD Group, Inc., a New York corporation, is the record and beneficial holder of the shares of Common Stock reported herein. Tod Johnson is the majority shareholder, the sole director and the chief executive officer of The NPD Group, Inc., and therefore may be deemed to beneficially own the shares of Common Stock held by The NPD Group, Inc. for federal securities law purposes.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


        N/A


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


        N/A

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ITEM  7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


         N/A


ITEM  8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


         N/A


ITEM  9. NOTICE OF DISSOLUTION OF GROUP


         N/A


ITEM 10. CERTIFICATION


         N/A




                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                           February 13, 2001
                         --------------------------------------------------
                                                   Date

                         THE NPD GROUP, INC.

                         By:           /s/ Darren J. Schmidt
                            ----------------------------------------------
                                              Signature

                                 Darren J. Schmidt, Attorney-in-Fact
                          --------------------------------------------------
                                              Name/Title


                                           February 13, 2001
                          --------------------------------------------------
                                                 Date

                                       /s/ Darren J. Schmidt
                           --------------------------------------------------
                                              Signature

                                 Darren J. Schmidt, Attorney-in-Fact
                           --------------------------------------------------
                                               Name/Title


               The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on


                                       5
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behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

               NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.


  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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